EXHIBIT 99.1

QXO Proposes to Acquire GMS for $95.20 Per Share in Cash

GREENWICH, Conn. — June 18, 2025 — QXO, Inc. (NYSE: QXO) today sent a proposal to the President and CEO of GMS Inc. (NYSE: GMS) to acquire all outstanding shares of GMS for $95.20 per share in cash. The proposal implies a total transaction value of approximately $5 billion and reflects a 27% premium over GMS’s 60-day volume-weighted average price of $74.82.

“Our all-cash proposal to acquire GMS for $95.20 per share delivers immediate and certain value to GMS shareholders at a meaningful premium,” said Brad Jacobs, Chairman and Chief Executive Officer of QXO. “We believe this is a compelling opportunity for GMS investors to realize the full value of their shares in a single, decisive transaction.”

Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC are acting as financial advisors to QXO, and Paul, Weiss, Rifkind, Wharton & Garrison LLP is acting as legal counsel.

QXO sent the following letter to GMS’s President and CEO today outlining the terms and rationale of the proposal:

GMS, Inc.
100 Crescent Parkway, Suite 800
Tucker, GA 30084

Attention: John Turner, President and Chief Executive Officer

June 18, 2025

Dear JT,

Thank you for taking the time to meet with me in New York last month. I enjoyed our conversation and learning more about GMS, Inc. (“GMS” or the “Company”).

As you know, we at QXO, Inc. (“QXO”) have been studying GMS for over a year and have developed conviction around our interest in the Company. We are prepared to acquire 100% of GMS in a $95.20 per share all-cash transaction (the “Transaction”). This letter contains the summary terms of our acquisition proposal (the “Offer”).

Our Offer will deliver immediate cash to GMS shareholders at a compelling valuation. We have no doubt that our Offer will receive widespread support from GMS’s shareholders.

1.       Investment Thesis and GMS Underperformance

Our conviction in acquiring GMS is supported by its attractive positions in wallboard, ceiling tile and steel framing, extensive distribution network and broad exposure to both residential and commercial end markets.

Despite the opportunity available to GMS, the Company’s financial performance has been underwhelming. The Company’s disappointing results have been reflected in your share price performance and public market valuation:

•	GMS’s EBITDA declined at a 4.0% annual clip over the last three years, much worse than its peers,[1] which achieved a median annual increase of 4.6% over the same period;
•	GMS’s EBITDA margin declined 315 basis points from FY2022-FY2025, to 9.1% from 12.2%, a 26% drop. This compares unfavorably to peers, which reported a median 89 basis points decline in EBITDA margin during this same period;
•	GMS has missed EBITDA, EBIT and EPS estimates for four of the last five quarters, on average missing EBITDA by 7%, EBIT by 25% and EPS by 9% in this period;
•	GMS has underperformed the S&P 500 by nearly 1,900 basis points over the last 12 months; and
•	Sell-side analysts have lost confidence in GMS – the median analyst 12-month price target has been reduced to $80 per share[2] from $105 per share only a year ago.

This underperformance has been frustrating for your shareholders.

2.       Business Deterioration

Since we first met with you in June 2024, GMS’s outlook has deteriorated materially. Sell-side analysts expected GMS to deliver EBITDA of $624 million for the 12-month period ending April 2025. Instead, you delivered just $501 million and today sell-side analysts expect you to deliver NTM EBITDA of $496 million. Furthermore, GMS has experienced a sharp decline in performance since then:

•	A 7% reduction in its NTM revenue as a result of soft end-market demand;
•	A 20% reduction in NTM EBITDA as gross margins have contracted across all major product lines; and
•	A 32% reduction in NTM EPS as the overall performance of the business has deteriorated.

3.       Compelling Financial Terms of Our Offer

Today, we propose to acquire GMS for $95.20 per share in cash. This is a full and compelling offer at the high end of our valuation range. It represents a substantial premium to your intrinsic value. Our Offer is a:

•	29% premium to the Company’s stock price of $73.74 per share as of market close on May 22, 2025, the day you and I met in New York;
•	27% premium to the Company’s 60-day VWAP of $74.82 per share (as of market close on June 18, 2025);
•	19% premium to the median 12-month sell-side analyst price target of $80.00 per share as of June 18, 2025; and
•	2.9x premium to GMS’s three-year historical average next-twelve-months enterprise value to EBITDA multiple of 7.0x.

1 Peer group includes the following One-Step Building Products Distribution companies within the peer group used in GMS’s annual proxy statement: Beacon, Core & Main, Pool Corporation, SiteOne Landscape Supply, TopBuild and Watsco. EBITDA and EBITDA margin metrics relate to last three years ending CQ1 2025 for peers

2 As of June 18, 2025 as per Bloomberg

Notably, we have observed meaningful changes in the volume and trading levels of GMS shares since our announcement to acquire Beacon Roofing Supply, Inc. (“Beacon”), which, in conjunction with what we have heard from public equity investors, indicate to us that GMS’s current share price reflects demonstrable takeover speculation. Specifically, GMS’s trading volume since the Beacon announcement was more than 50% higher than the average daily trading volume over the twelve months prior. With respect to the takeover speculation in the stock, we also note the steep rise in your share price following our meeting on May 22, 2025, in New York, as well as a research report by Raymond James, which resulted from a non-deal roadshow with you and your CFO, stating that GMS was a likely acquisition target and GMS’s management was willing to entertain a sale. Most recently, we have heard from industry participants that J.P. Morgan and Jefferies have been aggressively marketing the Company for sale.

Your FQ4 2025 Earnings Release earlier today included an organic revenue decline of 10%, an EBITDA decline of 25% and an EBITDA margin decrease of 220 basis points each compared to the same period last year. GMS also expects FQ1 2026 flat per day volume in single family housing, 25% to 30% declines in multifamily per day volumes and low teen declines in commercial per day volumes. Despite these poor results and macro outlook, you conveniently painted a positive picture that materially moved your stock price, while at the same time you have bankers actively marketing your company. As a result, GMS stock experienced an 11% increase today, its largest single-day dollar increase ever. Even with this rise in the stock price, our Offer represents a 18% premium to today’s closing price.

4.       High Certainty of Completion

Our Offer and our definitive agreement will not have any financing condition or contingency. We have received strong assurances from Goldman Sachs and Morgan Stanley regarding their ability to deliver fully committed financing for the Transaction. We will provide financing commitments in due course.

We do not anticipate the Transaction will give rise to any antitrust or other regulatory issues. We believe the Transaction should close in August 2025.

5.       Ready to Move Quickly

We are prepared to move quickly with two weeks of confirmatory due diligence, including management meetings, while we negotiate definitive transaction documentation. We are prepared to enter into a customary confidentiality agreement so long as it does not contain any standstill provision or “backdoor” standstill provision that would prevent us from taking the Offer directly to your shareholders, including as a result of us receiving material non-public information. We have retained Goldman Sachs and Morgan Stanley as our financial advisors and Paul, Weiss as our legal counsel.

6.       QXO

Following the acquisition of Beacon, QXO is now the largest publicly traded distributor of roofing, waterproofing and complementary building products in the United States. We plan to become the leader in the $800 billion building products distribution industry and generate outsized value for shareholders. We are executing a strategy toward a target of $50 billion in annual revenues within the next decade through accretive acquisitions and organic growth.

We have the full support of our Board of Directors to pursue the Transaction. Our leadership team is highly experienced and has a proven track record of building businesses, accelerating growth through investment in technology and building scale through accretive M&A and organic growth. We also have the institutional knowledge and transaction experience to consummate the Transaction expeditiously.

7.       Conclusion

As we’ve said before, we don’t play games – we’re straightforward and we move fast. In that spirit we have put forth a highly compelling offer at the high end of our valuation range. We have the financial capacity and deal expertise to close the Transaction swiftly and with a high level of certainty, and we’re willing to commit extensive resources to complete due diligence and negotiate definitive agreements on an accelerated timeframe. Our team and our advisors are standing by.

We strongly believe that our Offer is in GMS’s and its shareholders’ best interests, and we also believe that your employees, vendors and customers will benefit from the significant growth opportunity provided by QXO’s platform. To that end we propose that we move forward quickly, and we respectfully request that you respond to the Offer by no later than June 24, 2025. If you choose not to engage with us, or choose to engage in an unconstructive manner, we are prepared to take our Offer directly to GMS’s shareholders who we’re confident will find the Offer attractive.

On behalf of QXO, thank you for your consideration.

Sincerely,

Ihsan Essaid

Chief Financial Officer

ihsan.essaid@qxo.com

cc:	Brad Jacobs, CEO, QXO Inc.
John Gavin, Chairman, GMS, Inc.

About QXO

QXO is the largest publicly traded distributor of roofing, waterproofing and complementary building products in the United States. The company plans to become the tech-enabled leader in the $800 billion building products distribution industry and generate outsized value for shareholders. QXO is targeting $50 billion in annual revenues within the next decade through accretive acquisitions and organic growth. Visit QXO.com for more information.

Cautionary Statement Regarding Forward-Looking Statements

The information herein contains forward-looking statements. Statements that are not historical facts, including statements about beliefs, expectations, targets and goals are forward-looking statements. These statements are based on plans, estimates, expectations and/or goals at the time the statements are made, and readers should not place undue reliance on them. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “may,” “will,” “should,” “expect,” “opportunity,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “target,” “goal,” or “continue,” or the negative of these terms or other comparable terms. Forward-looking statements involve inherent risks and uncertainties and readers are cautioned that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statements. QXO cautions that forward-looking statements should not be relied on as predictions of future events, and these statements are not guarantees of performance or results. Forward-looking statements herein speak only as of the date each statement is made. QXO does not undertake any obligation to update any of these statements in light of new information or future events, except to the extent required by applicable law.

Media Contacts:

Joe Checkler
joe.checkler@qxo.com
203-609-9650

Steve Lipin/Lauren Odell
Gladstone Place Partners
212-230-5930

Investor Contact:

Mark Manduca
mark.manduca@qxo.com
203-321-3889